Exhibit 10.4

JOINDER TO VOTING AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”) is made as of this 26th day of February, 2020 by each of the undersigned (each, a “Joining Party”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Voting Agreement (as defined below).

W I T N E S E T H

WHEREAS, HandsOn Global Management, LLC (“HGM”) and the parties signatory thereto (the “Stockholders”) are parties to that certain Voting Agreement, dated as of October 23, 2019, as amended (the “Voting Agreement”); and

WHEREAS, the Joining Party has reviewed the terms of the Voting Agreement and determined that it is desirable and in such Joining Party’s best interests to execute this Joinder Agreement.

NOW, THEREFORE, the Joining Party hereby agrees as follows:

Section 1.              Joinder of Voting Agreement. By executing this Joinder Agreement, the Joining Party (a) accepts and agrees to be bound by, and subject to, the terms and conditions of the Voting Agreement, as though an original party thereto and (b) shall be deemed to be a “Stockholder” thereunder and shall be entitled to all the rights and be bound by all of the obligations incidental thereto applicable to Stockholders.

Section 2.              Representations and Warranties.

(a)           The Joining Party has received a copy of the Voting Agreement. The Joining Party has read and understands the terms of the Voting Agreement and has been afforded the opportunity to ask questions concerning the Voting Agreement and other topics related thereto.

(b)           The Joining Party hereby represents and warrants as set forth in Article III of the Voting Agreement; provided, however, that all references to “the date hereof” shall be deemed to be replaced with “the date of the Joinder Agreement”.

Section 3.              Full Force and Effect. Except as expressly modified by this Joinder Agreement, all of the terms, covenants, agreements, conditions and other provisions of the Voting Agreement shall remain in full force and effect in accordance with its terms.

Section 4.              Notices. All notices provided to the Joining Party shall be sent or delivered to such Joining Party at the address set forth on the signature page hereto unless and until the Company has received written notice from such Joining Party of a changed address.

Section 5.              Governing Law.  This Joinder Agreement and any controversy arising out of or relating to this Joinder Agreement shall be governed by and construed in accordance with laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than such laws.

[Signature Page Follows]

IN WITNESS WHEREOF, each Joining Party has executed and delivered this Joinder Agreement as of the date first above written.

HANDSON GLOBAL MANAGEMENT, LLC

By:	/s/ Par Chadha
Name: Par Chadha
Title: Manager

[Signature Page to Joinder to Voting Agreement]

STOCKHOLDER:

/s/ Vitalie Robu
Vitalie Robu

Address:	36 Jedburgh Street
London SW 11 5QB, United Kingdom

Information for Schedule I

Name and Address of Stockholder	Number of Common Shares	Number of Preferred Shares	Number of Ex-Sigma Exchangeable Preferred Interests
249,381

[Signature Page to Joinder to Voting Agreement]